Exhibit 10pp.

AGREEMENT FOR THE DESIGN & SUPPLY OF VLU5 PRODUCTS

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1	PARTIES & EFFECTIVE DATE

AGREEMENT (this “Agreement”), effective 29 December, 2003 (“Effective Date”) is made between: Plextek Limited, a company registered in England (No. 2305889) and having its registered office at London Road, Great Chesterford, Essex, CB10 1NY, UK (“Plextek”) and LoJack Operating Company, L.P, a Delaware Limited Partnership having its principal place of business at Westwood Executive Center, 200 Lowder Brook Drive, Suite 1000, Westwood, MA 02090 (“Customer”).

2	PURPOSE

Plextek and Customer desire to enter into a contract on the terms stated herein for Plextek to design and supply to Customer stolen vehicle recovery products (“Products”) in accordance with the terms and conditions set forth in this Agreement.

3	SCOPE OF AGREEMENT

This Agreement governs both (a) the services to be rendered by Plextek on Customer’s behalf in designing Products in accordance with mutually agreed specifications and putting such Products into volume production (“Product Development”), and (b) the supply of such Products by Plextek to Customer during the term.

4	PRODUCT DEVELOPMENT PHASE

4.1	Specifications. The specification entitled “Wideband LoJack Vehicle Location Unit,” Version 1.4 dated December 12, 2003, is the specification for the version of the Product intended to operate in countries with 25 kHz channel spacing (the “Wideband VLU5” or “VLU5 US”). The specification entitled “Narrowband LoJack Vehicle Location Unit,” Version 1.30 dated December 5, 2003, is the specification for the version of the Product intended to operate in countries with 12.5 kHz channel spacing (the “Narrowband VLU5” or “VLU5 EU”). Each of the Wideband VLU5, the Narrowband VLU5, and any subsequent version of the product set forth in accordance herewith, is sometimes referred to in this Agreement as a “Model” or collectively as “Models”. The Wideband VLU5 and the Narrowband VLU5 are sometimes referred to herein collectively as the “Initial Models”. Plextek will create and produce, at no additional cost to Customer, two variations of the Narrowband VLU5, one of which will operate at a frequency of ** MHz, and the other of which will operate at a frequency of ** MHz. Plextek will create and produce one variation of the Wideband VLU5, which will operate at a frequency of 173.075; provided, however, that Customer shall have the right to elect to have Plextek create a second variation of the Wideband VLU5, which will operate at multiple frequencies (the “Multi-frequency Wideband Variant”). If Customer makes such election, Plextek will bear the development costs associated with the creation of the Multi-frequency Wideband Variant.

4.2	Schedule and Development Expenses. Attached, as Exhibit B is the schedule for completion of Product Development for the Initial Models, and the agreed schedule of payments to be made by Customer to Plextek in respect of all services and activities associated with Product Development for the Initial Models. Plextek’s Product Development responsibilities shall include, without limitation, completion of the Initial Models in accordance with the Specifications within the agreed development schedule, all coordination with the approved contract manufacturer and preparation of the manufacturing line for volume production. All payments hereunder shall be denominated and paid in US Dollars.

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4.3	Future Models. From time to time, the parties may desire to create additional Models, in which case the parties shall agree in a writing referencing this Agreement upon specifications and schedules for completion of Product Development for each new Model.

4.4	Specification Finalization. Customer shall determine within ninety (90) days of the Effective Date whether to include or exclude the following items from the specifications for the Models, and in the event any of such items are included, then the Maximum Price shall be increased by not more than the amount specified below for each such item, assuming an aggregate twelve-month unit volume for all Models of ** units:

**

5	PRODUCTION PHASE

5.1	After completion of Product Development for each Model, Plextek will manage the ongoing manufacture and supply of the Models for the Exclusive Supply Period (as defined below). The “Exclusive Supply Period” shall commence on the date of initial commercial production of the first Model (“Production Inception”) and shall expire on the ** anniversary of Production Inception; provided, however, that if Customer agrees to commence production of a new variant of one of the Models that delivers material cost savings to Customer and/or material improvements in functionality utilizing design improvements developed by Plextek (an “Agreed Improved Design”), then the Exclusive Supply Period solely with respect to such Agreed Improved Design shall be ** years from the date production commences of such Agreed Improved Design.

5.2	Notwithstanding anything herein to the contrary, Customer shall not be restricted from having 3rd parties manufacture and supply other Products without remuneration to Plextek, provided that, during the Exclusive Supply Period, such other Products are not derivatives of any Models designed by Plextek that are then subject to the restrictions of Section 5.1.

5.3	Customer agrees to purchase from Plextek, and Plextek agrees to sell to Customer, assembled Models in the quantities and at the prices herein set forth, subject to the terms of this Agreement. Customer agrees to purchase at least ** units (the “Minimum Volume Commitment”) in the aggregate of the Models within the first three years following Production Inception, subject to the terms and conditions of this Agreement.

5.4	Following termination of the Exclusive Supply Period for each Model or Agreed Improved Design, Customer shall have the right to engage the services of any party (including without limitation the contract manufacturer utilized by Plextek) to manufacture such Model or such Agreed Improved Design, as the case may be. If Customer elects to engage directly the services of the contract manufacturer then being utilized by Plextek to produce such Model or Agreed Improved Design (a “Transitioned Model”), then Customer shall pay Plextek a “Transition Fee” determined as follows:

(a) If Customer makes such election during the first 12 months following expiration of the Exclusive Supply Period for any Transitioned Model, then the Transition Fee shall be an amount per unit equal to ** % of the Gross Margin per unit that Plextek was earning for such Transitioned Model immediately preceding Customer’s election to engage directly the services of such contract manufacturer.

(b) If Customer makes such election after the first 12 months following expiration of the Exclusive Supply Period for any Transitioned Model, then the Transition Fee shall be an amount per unit equal to ** % of the Gross Margin per unit that Plextek was earning for such Transitioned Model immediately preceding Customer’s election to engage directly the services of such contract manufacturer.

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(c) The Transition Fee shall be payable with respect to each unit of such Transitioned Model purchased from the contract manufacturer by (or on behalf of) Customer during the 12 month period following the effective date of Customer’s election to directly engage the contract manufacturer for such purpose, up to a maximum number of units equal to the number of units of such Transitioned Model as such contract manufacturer produced for Customer’s account during the 12 month period immediately preceding the effective date of such election.

5.5	Plextek shall select, subject to Customer’s final approval, the contract manufacturer for the Models to be produced pursuant to this Agreement.

5.6	Plextek shall share with Customer all information relating to the production, development, and supply of the Models. Without limiting the foregoing, Plextek shall provide Customer on a timely basis, during both the development phase and the production phase of the project, the complete bill of materials, schematics, gerber files, source code, object code, and manufacturing test code for each of the Models, together with all updates and revisions thereto, and complete cost information for all goods and services (comprising both the development phase and the Total Product Cost during the production phase), whether provided directly by Plextek or by subcontract or purchase.

5.7	Plextek shall use commercially reasonable efforts to continuously reduce the cost of the Models, while maintaining or exceeding Customer’s quality standards and specification requirements.

5.8	The parties shall constitute an Executive Steering Committee and an Operating Committee with representatives from Plextek, Customer and the contract manufacturer with responsibility to address and resolve all issues relating to development, manufacturing and supply matters. The Operating Committee shall have telephonic conference calls on a weekly basis and in-person meetings on at least a quarterly basis. The Executive Steering Committee shall convene at least quarterly to review progress of the Product Development process and the manufacturing and supply relationship. Plextek will ensure that Customer shall have direct access to the contract manufacturer (accompanied by a Plextek representative at Plextek’s option) in order to participate in the ongoing management of the production process and supply chain.

5.9	Without Customer’s prior written consent, (i) Plextek shall not produce for, or sell to, any third party any Products, and (ii) Plextek shall cause the contract manufacturer for the Models not to produce for, or sell to, any third party any Products; provided, however, that the provisions of this sentence shall not be deemed to restrict Plextek from selling Permitted Products (as defined below) to a governmental agency for national security or military purposes. A “Permitted Product” shall be a Product that is not a Model or a variation thereof. Except as provided in Section 5.4, Plextek shall not restrict the contract manufacturer for the Models (or any supplier) from contracting with, manufacturing for, or selling to, Customer.

6	UNIT PRICES

6.1	Attached, as Exhibit C is the schedule of pricing for each of the Initial Models. If Customer gives Plextek or the contract manufacturer permission to produce or sell Models to any third party, the number of units sold to such third party (i) shall be deemed included in the number of units purchased by Customer for purposes of determination of unit pricing on the volume variable pricing schedule set forth in Exhibit C hereto, and (ii) shall be deducted from the number of units with respect to which the Initial Unit Premium (as defined in Exhibit C) shall be paid.

6.2	All pricing and payments hereunder shall be denominated and paid in US Dollars.

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7	ORDER, PLANNING AND FORECAST PROCEDURE

7.1	Annual Plan. By September 30th of each year, Customer will deliver to Plextek a three year plan with annualised volumes to include: (i) projected current year volumes by Model, (ii) projected next year volumes by Model and by quarter, and (iii) projected following year volumes by Model for the total year. Projected volumes will include a break-out of volumes by frequency variations within each Model.

7.2	Rolling Forecast. At the end of each calendar quarter Customer will deliver to Plextek a forecast by month, by model, for the succeeding 15 months (adding a new quarter). Customer and Plextek will develop with the contract manufacturer for the Models mutually agreeable forecasting and ordering procedures, it being understood that Customer’s and Plextek’s objective is to have such procedures be consistent with the following:

7.2.1	The first month of the succeeding quarter shall constitute a firm order for the specified quantities. The second month shall constitute a firm order, which may be adjusted for each Model up or down not more than 10% by Customer by written notice given during the first month; provided, however, that Plextek agrees to negotiate in good faith with prospective contract manufacturers to obtain additional flexibility with minimal impact to Customer’s total cost. The third month shall constitute a firm order, which may be adjusted up or down not more than 30% by Customer by written notice given during the first month, and not more than 20% by written notice given during the second month.

7.2.2	The forecast for the second quarter of each quarterly forecast may be revised up or down by not more than 50% from the forecast for that quarter set forth in the next prior quarterly forecast.

7.2.3	In each forecast, quarters 3, 4 & 5 are for planning purposes only.

7.2.4	In the event specialized inventory is required to build inventory for Model variants that are designed to operate in countries where a small quantity of Models generally are sold each year, then Customer agrees to reimburse Plextek (at cost) for any excess component or material inventory purchased for such small volume variants due to bulk purchasing requirements. Inventory reconciliation shall be made every six months during the term. Notwithstanding the foregoing, Customer’s reimbursement obligation shall not accrue so long as there is an ongoing forecast of unit purchases for such small volume variants.

7.2.5	Plextek shall be required to accept and deliver orders consistent with this Section 7.2; provided that if Plextek determines in good faith that compliance with this obligation would result in Plextek being unable to continue to perform its obligations under this Agreement without jeopardizing its ability to operate as a going concern, then the parties agree to use good faith efforts to negotiate a mutually acceptable resolution, such resolution potentially including without limitation Plextek relinquishing its remaining obligations to Customer at a price (if any) to be determined based on the circumstances and in exchange for transferring to Customer all Plextek’s rights and responsibilities under this Agreement and under any associated supply agreement with the contract manufacturer.

7.3	Conference Calls. There shall be a weekly conference call to finalize weekly shipping information, and to give insight into future periods in accordance with the above schedule.

7.4	Purchase Orders. Customer will issue a blanket purchase order in November of each year for the ensuing year. The blanket purchase order shall be amended periodically to reflect orders becoming firm and changes in quantities pursuant to Section 7.2, and for other changes agreed by the parties. Only written or secure electronically dispatched purchase orders issued by Customer shall be valid. Verbal orders, additions or

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changes, shall be legally binding solely to the extent confirmed in writing by facsimile or secure electronic means by Customer and accepted by Plextek in writing (including by facsimile or secure electronic means). Plextek shall confirm purchase orders, or additions or changes thereto, within five (5) working days of receipt.

7.5	Inventory. Plextek shall maintain a piece part inventory to support Model mix and frequency shifts to accommodate short term shifts in demand in accordance with the discretion provided for in Section 7.2. Availability of materials to support production will be maintained at an agreed upon level, and reviewed monthly. The parties agree to negotiate in good faith on a case-by-case basis, any fluctuations within lead times that may become necessary.

7.6	Approved Vendor List. Plextek shall maintain an approved vendor list for all components used in the production of Models for Customer, subject to review and approval by Customer.

7.7	Production Procedures. Production of Models shall include procedures for supplying secret codes, serializing, packaging, and labelling as specified by Customer.

7.8	Disaster Recovery. Prior to Production Inception, Plextek will develop a disaster recovery program to allow recovery (at its or the contract manufacturer’s expense) of 30% of production beginning on the 31st day following the occurrence of the disaster, and 100% of production beginning on the 71st day following the occurrence of the disaster, which program will be approved by Customer, such approval not to be unreasonably withheld or delayed. In order for Plextek to meet the required recovery standard of 30% of production within 30 days, Customer may be required to maintain an inventory of long lead-time components with the contract manufacturer. The parties anticipate that the aggregate dollar value of such long lead-time components will be in the range of ** to **.

7.9	Contingency for 2nd Source for Manufacturing, Plextek will develop and maintain a business relationship with at least one alternative contract manufacturer which could be used to produce Models promptly following any force majeure event involving the then current contract manufacturer, or any failure of the then current contract manufacturer to perform as agreed.

7.10	Service Level Commitments. Plextek and Customer will jointly develop appropriate service level commitments relating to such matters as delivery schedules, quality standards, process controls, invoice accuracy, and forecast accuracy.

7.11	Information Requirements. Prior to Initial Production, Plextek, Customer and the then current contract manufacturer will develop appropriate information reporting requirements covering such matters as advance shipping notices, production schedules, inventories, production yields, and in-transit materials.

7.12	Quality and Reliability Standards. Plextek shall build, and shall cause its contract manufacture to build, all Models utilizing professional workmanship and quality standards consistent with the standards maintained by experienced high quality electronics manufacturers of similar products.

8	PAYMENT

8.1	Unless agreed otherwise, payment of all valid invoices rendered under this Agreement for goods sold to Customer shall be made in US Dollars within 30 days from the later of (i) receipt of invoice at Customer’s accounts payable department, and (ii) receipt of goods at the destination designated by Customer (the later of such dates being referred to as the “Receipt Date”). Invoices not paid by the Receipt Date plus 45 days will accrue interest from the date due until paid at the rate of one percent (1%) per month (12% per annum). All invoices shall include detail regarding amounts payable to the contract manufacturer and amounts payable to Plextek. Customer shall pay Plextek and the contract manufacture for the respective amounts

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payable to each of them set forth on such invoices. Plextek shall have the option at any time to have all amounts be payable directly to Plextek (and for Plextek, in turn, to pay the contract manufacturer), such option to be exercisable by Plextek delivering written notice to Customer, which notice shall become effective on the later of the next invoice date or 45 days after receipt by Customer of such notice.

8.2	Payments of the development expenses set forth in Exhibit B shall be made in US Dollars and in accordance with the provisions of Exhibit B.

8.3	Plextek may terminate this Agreement if Customer fails to make timely payment of sums due to Plextek, and such condition has not been cured within sixty days of written notice thereof by Plextek; provided, however, that, Plextek may not suspend performance or terminate this Agreement for reason of non-payment by Customer of any amounts disputed in good faith. In the event of the alleged failure of Customer to pay any dollar amount or portion thereof when such amount is due, if the obligation is disputed in good faith by Customer, this Agreement shall continue in effect and Plextek shall continue to provide goods and services hereunder until the earlier of its expiration pursuant to its terms or the failure of Customer to pay such dollar amount or portion within twenty (20) days of a resolution of the disputed amount in favor of Plextek.

9	DELIVERY

9.1	Models will be Delivered Duty Paid (“DDP (Incoterms 2000)”) to such destinations as are specified by Customer (“Delivery”); provided, however, that if any such destination is outside the United States of America or European Union and delivery will result in the payment of an import duty, then Customer shall bear the cost of such import duty.

9.2	Ownership of the goods shall pass to Customer upon delivery at Customer’s designated location.

9.3	Any liability of Plextek for non-receipt of goods by Customer shall be limited to replacing the goods within a reasonable time or issuing a credit note against any invoice raised for such goods.

9.4	All Models shall be delivered with all regulatory and other governmental approvals necessary for the sale and marketing in such jurisdictions as Customer shall specify from time to time; provided, however, that Customer shall bear the cost (without mark-up) of obtaining regulatory approvals necessary for the sale and marketing of Models in jurisdictions which do not follow the regulatory requirements of the United States of America or European Union.

10	DELAYS

10.1	In the event that any Plextek deliverable, output, or milestone (“Plextek Deliverable(s)”) is subject to a delay caused, not by any act or omission of Plextek, but by a delay or material change to any Customer deliverable, output, or milestone (“Customer Deliverable(s)”), then Plextek shall inform Customer of such delay and obtain Customer’s consent (such consent not to be unreasonably withheld) to postpone the delivery date accordingly of any Plextek Deliverable which is dependent, directly or indirectly, upon the delayed or changed Customer Deliverable. Except as provided in Section 10.2, the deliverables of third parties that are outside the reasonable control of Plextek shall be treated as Customer Deliverables for the purpose of this Section 10.1.

10.2	Plextek shall be responsible for deliverables of each contract manufacturer and supplier selected by Plextek, notwithstanding any final approval of such selection by Customer.

10.3	Notwithstanding the above, in the event of any delays caused by Customer Deliverables, Plextek shall make all commercially reasonable efforts to ensure that any resulting delay to Plextek Deliverables is minimised.

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10.4	The provisions of this Section 10 shall apply to determinations of timely completion of Product Development, and the associated penalty amounts set forth in Exhibit B hereto.

11	ACCEPTANCE OF MODELS

11.1	The provisions of this Section 11 shall apply only with respect to Models that have been produced for commercial sale, and shall not be deemed to apply to the acceptance procedures applicable to the development portion of the project as set forth in Exhibit B hereto.

11.2	Customer shall be entitled to reject Models (“Rejected Models”) that are found:

(a)	to have been materially damaged prior to Delivery, or

(b)	not to comply with any specification for the Models agreed in writing between Plextek and Customer.

11.3	The Customer shall notify Plextek in writing of Rejected Models within ten business days of Delivery and will return Rejected Models at Plextek’s expense and risk to Plextek’s designated repair site. Before returning any Rejected Models, Customer will discuss with Plextek via telephone Customer’s reason for such rejection. Notwithstanding any such discussions, Customer shall be entitled to return such Rejected Models after ten business days of commencing any such discussions with Plextek.

11.4	Upon return of the Rejected Models Plextek will as soon as reasonably practical (at its own option) either repair, replace or credit Customer for Rejected Models. The cost associated with any such repair, replacement or credit will be the responsibility of Plextek. In the case of replacement or credit, title to the Rejected Models shall pass to Plextek on delivery to Plextek.

11.5	In the absence of earlier notification of rejection, Customer will be deemed to have accepted Models ten business days after Delivery. Customer approval of any sample or acceptance of any goods shall not relieve Plextek from responsibility to deliver goods and perform services conforming to specifications, drawings, and descriptions or waive any warranty rights of Customer.

12	CHANGE CONTROL

12.1	Either party may at any time propose changes to the specifications of Models by a written Engineering Change Order (“ECO”) to the other party.

12.2	The recipient of an ECO will use all commercially reasonable efforts to provide a detailed response within ten business days of receipt.

12.3	Plextek will advise Customer of the likely impact of an ECO (including but not limited to delivery scheduling and Prices) on any current or future Orders.

12.4	Neither party will unreasonably withhold or delay agreement to an ECO and the parties will endeavour to agree and implement at the earliest opportunity ECOs relating to personal and product safety.

12.5	Until an ECO and any associated impact has been agreed in writing, the parties shall be entitled to perform their obligations without taking account of that ECO, and neither party shall be obliged to implement any changes not covered by an ECO.

12.6	Plextek and the contract manufacturer will not deviate from the approved bill of materials and manufacturing process without first gaining approval of the proposed change from the Customer’s engineering department via an approved ECO.

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13	INTELLECTUAL PROPERTY

13.1	Plextek agrees that all intellectual property relating to any Model or otherwise resulting from work performed pursuant to this Agreement will be a “work for hire” (the “Work”) and the Work and all such materials shall be owned and controlled exclusively by Customer; provided, however, that the Work shall exclude any intellectual property created by Plextek solely in connection with the development of a future Model (other than the Initial Models) if Customer elects not to have Plextek develop such future Model (the “Excluded IP”). Ownership of all intellectual property in the Work shall vest irrevocably in Customer upon creation, subject to Customer’s obligation to pay development phase milestone payments that Customer becomes obligated to pay in accordance with the terms of this Agreement; provided that Customer’s ownership of all intellectual property in the Work shall vest entirely in such portion that has been created prior to the making of each milestone payment. To the extent that for any reason any part of the Work shall be determined not to be a “work for hire,” Plextek hereby assigns to Customer without additional compensation all of Plextek’s right, title and interest in and to such Work, free and clear of all liens and encumbrances. Customer hereby grants to Plextek a limited, nonexclusive, perpetual, royalty-free license to use the intellectual property in the Work (the “Licensed IP”) in other products created by Plextek; provided, however, that in no event shall any of the Licensed IP be used in any product or service that is offered for sale, marketed, or otherwise made available for the purpose of tracking, locating or recovering assets or people; and provided further however that in no event shall Licensed IP include any of LoJack’s Background IP. Plextek agrees to use its good faith efforts to obtain reductions in the Unit Price based upon economies of scale derived from production of other products that contain Licensed IP.

13.2	To the extent that Plextek has, in the course of Plextek’s work or assignments for Customer, utilized or adapted intellectual property that Plextek has previously created or with respect to which Plextek is the owner of any intellectual property rights (including without limitation any manufacturing techniques used in the production of Models), Plextek hereby grants to Customer a nonexclusive, perpetual, transferable, royalty-free license to all such rights now existing or hereafter arising or created in law or equity in such intellectual property (other than the Excluded IP) for use in connection with any product or service now known or hereafter developed, including without limitation, the right to sublicense such rights to others.

13.3	Plextek agrees to waive, hereby waives, and agrees to cause each person or entity actually providing services pursuant to this Agreement to waive all moral rights now known or hereafter developed, in all jurisdictions in the United States, including but not limited to all States and the Federal Government, and in all jurisdictions outside the United States. Moral rights include but are not limited to the statutory or other rights of inventors and authors, and the moral rights or similar laws of other jurisdictions both within and outside the United States. Plextek agrees to execute, and to cause each person actually providing services pursuant to this Agreement to execute, any and all written instruments requested by Customer to waive moral rights with respect to specific works that have been created by Plextek, or such person, for Customer after execution of this Agreement.

13.4	Plextek agrees to disclose all discoveries, improvements and inventions conceived, made or developed in the performance of the Work (hereinafter “Inventions”) promptly and fully to Customer and to execute any and all documents deemed necessary by Customer to secure fully title to the Work and all Inventions, including patent assignments, and to cooperate with Customer, at Customer’s expense, in any subsequent actions deemed necessary by Customer to perfect its interest in the Work and all Inventions.

13.5	Plextek agrees that it will not create or permit any security interest, lien or other encumbrance upon any part of the Work or any materials furnished by Customer to Plextek hereunder.

13.6	Plextek agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by Customer to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing Customer’s ownership rights in and to the Work and Plextek’s assignment with respect thereto in

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any and all countries, and to that end hereby constitutes Customer as Plextek’s agent and attorney-in-fact, to act for and in behalf of Plextek, all such acts to have the same legal force and effect as if executed or done by Plextek. Such acts may include, but are not limited to, execution and delivery or filing of documents. Customer shall bear the actual, documented third party costs incurred by Plextek in performing the acts described in this Section 13.6. Following termination of this Agreement, if Customer requests Plextek to perform any services described in this Section 13.6, Customer agrees to pay Plextek at its customary hourly rates for such services.

13.7	Plextek represents and warrants that it has agreements in place, or shall obtain agreements prior to any disclosure of confidential information or the performance of any Work, with all of Plextek’s subcontractors, agents and other third parties providing any services as a part of any part of the Work to enable it to convey the rights provided for herein to Customer. Copies of all such agreements shall be provided to Customer upon request.

13.8	With the exception of the licences granted in Sections 13.2 and 13.9, nothing in this Agreement shall of itself serve to transfer the ownership of, or rights to, any intellectual property of either party already existing at the Effective Date (“Background IP”).

13.9	Each party hereby grants to the other, without cost, such license to its Background IP as may be necessary for performance of this Agreement by the other.

14	PLEXTEK WARRANTY

14.1	Plextek warrants that the services performed pursuant to this Agreement will be performed in accordance with the professional workmanship standards consistent with experienced high quality product designers performing similar type of work. Plextek warrants that all materials developed and delivered to Customer hereunder shall conform to this Agreement and that all documentation delivered to Customer shall be accurate and adequate for its intended use as disclosed by Customer to Plextek. Plextek agrees at its sole cost and expense to remedy promptly any material non-conformance discovered by Customer provided that Customer has given Plextek written notice of such non-conformance within six (6) months of the date of Acceptance (as defined in Exhibit B) by Customer.

14.2	Plextek warrants that it has the right to enter into this Agreement, and that there is no agreement or restriction which would interfere with or prevent Plextek from entering into this Agreement or rendering the services or performing the other obligations contemplated hereunder.

14.3	Plextek warrants, with respect to all of the deliverables to be furnished to Customer hereunder, that it has used all commercially reasonable due diligence to assure that (i) none of such deliverables has been developed or will be delivered in violation of any copyright, trademark, patent, trade secret or other right of any third party, and (ii) Customer use as contemplated by this Agreement will not infringe upon any patent, trademark, copyright, trade secret or other right of any third party. In order to minimise the risk of any such infringement arising, the parties shall co-operate at the appropriate time in the conduct of such searches as might reasonably be expected to bring to light any third party rights which could potentially be infringed. Plextek shall bear the first $50,000 of any third party expenses incurred in connection with the conduct of any searches of public databases necessary to ensure compliance with the provisions of this Section 14.3. Customer shall bear the next $50,000 of such third party expenses, and the parties shall share equally any such expenses in excess of $100,000. The parties will use commercially reasonable efforts to minimize such third party expenses.

14.4	It is intended that Models shall not include technology, which is proprietary to parties other than Customer. If Plextek believes that it is necessary or desirable to incorporate any patented or other intellectual property of

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a third party, Plextek will advise Customer of the need or desirability of incorporating such intellectual property, shall not incorporate any such intellectual property unless Customer shall have consented in writing, and shall obtain all appropriate consents. If a fee is payable to a third party in consideration for use of such intellectual property, then Customer shall bear the expense of such fee. Plextek shall use its best efforts to assure that the incorporation of any such third party intellectual property is performed in a modular fashion intended to minimize the expense of substituting different technology therefor at a later date.

14.5	If Plextek is shown to be in breach of such warranty in relation to particular services, it shall at its own cost as soon as reasonably practical re-perform the relevant services.

14.6	Plextek will hold Customer, its officers, directors, agents, employees and customers harmless and indemnified from and against any and all liability, losses, damages, costs and expenses, including attorney’s fees, arising out of any claim resulting from a breach by Plextek of the provisions of Section 14.3.

15	PRODUCT WARRANTY

15.1	Plextek warrants that it will credit Customer’s account for any unit which does not comply in all material respects with the applicable specification for attached hereto, or which suffers from a defect in workmanship (“Defective Model(s)”), provided that:

(a)	Customer notifies Plextek in writing after discovery of the Defective Model; and

(b)	such Defective Model is returned prepaid to Plextek’s designated repair location within the later of ninety (90) days following the earlier to occur of (i) twelve months from the date of purchase by Customer’s end-user, or (ii) 18 months from the date of its receipt at Customer’s site.

15.2	The above warranty will not apply to:

(a)	Models which have been misused, modified, damaged, placed in an unsuitable physical or operating environment, or maintained improperly, or caused to fail by any product or service not supplied by Plextek;

(b)	Models which have been subject to any repair carried out by Customer or a third party and not authorised in writing in advance by Plextek;

(c)	prototypes and pre-production or pilot versions of Models, which will be supplied “as is” without warranty of any kind; or

(d)	Models for which Plextek, at the written request of Customer, has not performed the standard inspection and test procedure.

15.3	Plextek and Customer shall develop a mutually agreed testing procedure to be performed by Customer on all Models that Customer believes are Defective Models before the same are returned to Plextek for warranty credit. If greater than 10% of all Models returned by Customer to Plextek as Defective Models are determined by Plextek in good faith not to be defective, Customer shall be responsible for all redelivery costs and shall in addition pay ** per unit to Plextek to cover investigation of the alleged defect or non-compliance. Title to returned Models will pass to Plextek and Customer respectively upon delivery.

15.4	The parties will negotiate in good faith industry standard provisions relating to the removal and replacement of Models in the event of systemic or catastrophic failure of an agreed portion of any lot provided to Customer (a “Recall”). In the event of a Recall, Plextek shall provide new replacement Models to Customer

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

at no charge for all Models in such lot. In addition, Plextek and Customer shall develop within 180 days following execution and delivery of this Agreement a mutually agreed allocation of responsibility for the labor cost to remove and reinstall Models included within such Recall

15.5	This Article 15 sets out Plextek’s sole obligation and liability, and Customer’s exclusive remedy, for claims for Defective Models and replaces all other warranties and conditions, express or implied, including but not limited to implied warranties or conditions of merchantability or fitness for a particular purpose.

16	CUSTOMER WARRANTY

16.1	Customer warrants that any information and other deliverables supplied by Customer will be accurate in all material respects and that none will, to the knowledge of Customer, be delivered in violation of any copyright, trademark, patent, trade secret or other right of any third party, and that no aspect of Customer’s requirements placed on Plextek with regard to Models will, to the knowledge of Customer be in violation of any applicable laws or regulations in any relevant jurisdiction.

16.2	Customer warrants that it has the right to enter into this Agreement and that there is no agreement or restriction, which would interfere with or prevent Customer from entering into this Agreement or from performing its obligations contemplated hereunder.

17	CONFIDENTIALITY

17.1	Each party acknowledges that much, if not all, of the material and information which has or will come into its possession or knowledge in connection with the performance of this Agreement, including technical information, information as to systems and operations, and financial information, consists of confidential and proprietary information of the other party (“Confidential Information”). The party receiving such information (“Receiving Party”) agrees to hold such Confidential Information in strictest confidence and agrees not to release such information to any individual or entity whether employee, franchisee, subcontractor or subcontractor employee, unless such individuals or entities are necessarily involved in the provision of products and services hereunder and are under a written obligation to maintain the confidentiality of the information as provided in this Agreement.

17.2	Receiving Party further agrees not to make use of Confidential Information for its own benefit or for the benefit of any third parties, other than for the performance of this Agreement, and not to release or disclose it to any third party either during the term or after the termination of this Agreement. In the event of any breach of this confidentiality obligation, Receiving Party acknowledges that the other party would have no adequate remedy at law, nor in the form of damages, and hereby waives its right to contest any equitable relief sought by the other party though not Receiving Party’s right to contest the question of whether a breach has occurred. Receiving Party also waives the requirement of any bond being posted as security for such equitable relief.

17.3	Receiving Party shall be solely responsible for maintaining the security of such Confidential Information and for complying with all federal, state and local laws, regulations, or other requirements governing the privacy and non-disclosure of such information.

17.4	The foregoing obligations shall not apply to any information which

(a)	is or becomes known publicly through no fault of the receiving party; or

(b)	is learned by the Receiving Party from a third party entitled to disclose it; or

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

(c)	is already known to the Receiving Party before receipt from the disclosing party as shown by the Receiving Party’s written records; or

(d)	is independently developed by the Receiving Party by persons having no exposure to Confidential Information of the Disclosing Party, as shown by the Receiving Party’s written records; or

(e)	must be disclosed by operation of law, including the Securities Laws of the United States of America.

18	TIME FOR PERFORMANCE

18.1	It is critical to Customer that Plextek deliver the goods and services contemplated by this Agreement on the agreed schedule. To the extent that allowance may be made for delay, provision is made in this Agreement for events of force majeure and for penalties for late delivery within specified limits. It is the intention of the parties that any late performance to any degree that is outside the scope of those provisions shall constitute a breach of this Agreement. Plextek agrees to notify Customer promptly if, at any time, it appears that Plextek may not be able to meet any obligation hereunder on time. Customer shall have the right to inspect the work in progress from time to time and upon request Plextek shall provide Customer with written status reports regarding each aspect of performance hereunder.

19	EXCLUSIONS AND LIMITATIONS OF LIABILITY

19.1	Nothing in this Agreement excludes or limits the liability of either party for death or personal injury caused by a party’s negligence or liability resulting from fraud or wilful default or otherwise insofar as the liability of the parties cannot lawfully be excluded or limited.

19.2	Subject to 19.1 above, each party’s total liability to the other in contract, tort (including negligence or breach of statutory duty), misrepresentation, restitution or otherwise, arising in connection with the performance or contemplated performance of the Agreement shall be limited to no more than such sum as can be considered reasonable in the context of the net remuneration to Plextek under the Agreement.

19.3	Neither party shall be liable to the other for any loss of profit, loss of business, depletion of goodwill or for any indirect or consequential loss or damage whatsoever (howsoever caused) which arises out of or in connection with the Agreement.

20	TERM AND TERMINATION

20.1	This Agreement is effective from the Effective Date and shall continue in force for an initial term expiring on the third anniversary of Production Inception of the first Model to be put into production. Unless either party delivers written notice to the other party of its election not to renew the term of this Agreement at least 180 calendar days’ prior to the end of the initial term (or any renewal term), then the initial term shall be automatically renewed for successive one-year renewal terms commencing on the expiration of the initial term, subject to the terms and conditions contained herein.

20.2	After Customer has satisfied the Minimum Volume Commitment, Customer may terminate this Agreement with or without cause by giving to Plextek 180 calendar days’ prior written notice at any time.

20.3	In the event of termination without cause under Section 20.2 by Customer, Customer shall:

(a)	immediately pay to Plextek all outstanding amounts already invoiced, and

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

(b)	pay all reasonable Plextek charges for work performed but not yet invoiced at the date of termination upon receipt of Plextek’s account (provided Customer is otherwise obligated to pay for such work pursuant to another provision of this Agreement), and

(c)	upon receipt of Plextek’s account pay to Plextek all reasonable sums paid or irrevocably committed by Plextek to third parties for materials (including but not limited to materials on hand) and for other goods and services purchased on behalf of Customer or in working towards fulfilment of Customer requirements consistent with the terms of this Agreement.

20.4	Customer shall have the right, at Customer’s expense, to take delivery of all Models, materials and other goods paid for by Customer under Section 20.3 and not already in Customer’s possession.

20.5	Plextek shall have an obligation to mitigate, as far as reasonably possible, the charges to Customer under Section 20.3, including but not limited to re-deployment of Plextek staff, cancellation of orders on third parties, and sale of any materials on hand.

20.6	Either party may immediately cancel any Order and/or terminate this Agreement:

(a)	Except as provided in Section 8.3 for payment issues, if the other party commits a material breach of any of the terms of this Agreement and fails to remedy the breach within sixty days of written notice requiring it to do so; or

(b)	if the other party becomes insolvent or is declared bankrupt, or if a receiver, liquidator, trustee in bankruptcy or other officer with similar powers is appointed over all or a substantial part of the assets of that party, or any equivalent event occurs under any relevant jurisdiction;

and in any such case of termination, the terminating party shall have no further obligations to the other party except to make payment for Orders fulfilled prior to the date of termination, less any amount owing to the terminating party.

20.7	In the event of termination under 20.6 by Plextek, Plextek shall:

(a)	immediately pay to Customer any amounts owed by Plextek to Customer, and

(b)	deliver to Customer without undue delay, at Plextek’s expense, all Models, materials, Work, Inventions, and all other goods paid for by Customer, and

(c)	deliver to Customer without undue delay, at Plextek’s expense, all documents, materials, models, information and other items, and execute any and all documents requested by Customer, necessary for Customer to secure fully and exploit to the fullest extent all Customer rights to intellectual property provided for under this Agreement, and

(d)	cooperate with Customer in securing a substitute supplier and contract manufacturer for Models, including the then current contract manufacturer at Customer’s option (subject to the provisions of Section 5.4, provided that (i) the effective date of the election described in Section 5.4 shall be deemed to be the effective date of termination pursuant to Section 20.6, (ii) the Exclusive Supply Period shall be deemed terminated as of the effective date of termination, and (iii) for purposes of Section 5.4(c), the number of units of the Transitioned Model produced by such contract manufacturer for Customer’s account during the 12 month period immediately preceding the effective date of termination shall be deemed to be not less than **).

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

20.8	Customer shall have the right to terminate the Agreement as set forth in Exhibit B relating to failure to timely complete the Product Development effort.

20.9	Plextek shall be entitled (at its own option) to perform all accepted Orders placed prior to the termination of this Agreement and the terms of this Agreement will continue to apply to such Orders.

20.10	Termination of this Agreement will not prejudice accrued rights and liabilities of either party.

21	MISCELLANEOUS

21.1	Independent Contractors. The parties are independent contractors with no authority to contract for or in any way to bind or to commit the other party to any agreement of any kind or to assume any liabilities of any nature in the name of or on behalf of the other party. Under no circumstances will either party, or any of its employees, franchisees or subcontractors, hold itself out as or be considered an agent or an employee of the other party.

21.2	Non-solicitation. During the term of this Agreement and for a period of one year thereafter neither party shall solicit, entice away or divert any of the other party’s staff to itself or to any third party.

21.3	Notices. Any notice given pursuant to this Agreement must be in writing and sent by prepaid registered mail, facsimile, electronic mail, or personal delivery to the recipient at their respective address appearing at the end of this Agreement, or as changed through written notice to the other party in accordance with the foregoing. Notice shall be deemed effective on the date of receipt if sent by prepaid registered mail, on the date of transmission if sent by facsimile or electronic communication, or on the date of delivery if personally delivered.

21.4	Waiver. The failure of either party to insist upon a strict performance of the terms of this Agreement or to exercise any right, remedy or election set forth herein or permitted by law shall not constitute nor be construed as a waiver or relinquishment of such term, condition, right, remedy or election.

21.5	Assignment. This Agreement may not be assigned or subcontracted by Plextek without the written consent of Customer, and any such purported assignment, including full or partial assignment or delegation to any agent or subcontractor, is void. The sale or transfer of a majority of the voting or economic interest in Plextek (in one or a series of related transactions) (a “Change of Control”) shall be deemed to constitute an assignment of this Agreement subject to the restrictions of the foregoing sentence of this Section. Notwithstanding the foregoing, a Change of Control shall not be prohibited provided that: (i) the acquirer (the “Acquirer”) is not a Competitor (as defined below), (ii) the Acquirer is profitable and has a positive net worth, (iii) the Acquirer affirmatively acknowledges in writing to Customer Acquirer’s intention to continue to perform this Agreement in accordance with its terms and condition, (iv) (iv) each of the penalty amounts (and associated Unit Price adjustments) set forth in Exhibit B for delayed completion of Product Development shall be deemed to be quadrupled on and after the effective date of such Change of Control, and (v) Plextek shall provide Customer at least sixty (60) days’ advance written notice of the proposed Change of Control (including the proposed terms and conditions) and shall grant Customer a right of first refusal to effect a Change of Control transaction on substantially the same terms and conditions. The term “Competitor” shall mean any of the following entities (or any of their affiliates), subject to updating not more frequently than each calendar quarter by mutual agreement (which agreement shall not be unreasonably withheld or delayed) for such additional companies as are identified in the future to then be in competition with Customer or any of its licensees. **.

21.6	Captions. The captions are for convenience and in no way define, limit or enlarge the scope of this Agreement or any of its sections.

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

21.7	Precedence. In the event of any conflict or inconsistency between this Agreement and any purchase order, acceptance, bill of sale or other document relating to the matters hereunder, the provisions of this Agreement shall take precedence.

21.8	Entire Agreement. This Agreement (together with any Orders) constitutes the entire agreement between the parties and supersedes any and all previous representations, understandings, discussions or agreements between Plextek and Customer as to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by Plextek and Customer.

21.9	Severability. If any provision or any part thereof contained in any Order or this Agreement is, for any reason, held to be invalid or unenforceable in any respect under the laws of any jurisdiction where enforcement is sought, such invalidity or unenforceability will not affect any other provision and such Order and this Agreement shall be construed as if such invalid or unenforceable provision or part thereof had not been contained therein and in such a way as to give effect as far as possible to the original intention of the parties.

21.10	Governing Law. This Agreement shall be governed by the laws of the State of New York, USA without giving effect to principles of Conflict of Laws and shall benefit and be binding upon the parties hereto and their respective successors and assigns. The parties hereby consent to exclusive jurisdiction and venue in the State of New York, USA. The parties expressly agree that the “United Nations Convention on Contracts for the International Sale of Goods” shall not apply to this Agreement.

21.11	Advertising. Neither party shall use the name of the other in advertising or promotion without prior written approval.

21.12	Public Announcement. In the event Customer determines to issue a public announcement of the execution of this Agreement, Customer and Plextek will develop a mutually agreed press release.

21.13	Force Majeure. Neither party shall be liable for delays in or failures of performance due to causes beyond such party’s reasonable control (it being understood that the contract manufacturer and suppliers shall be deemed under Plextek’s reasonable control), including, but not limited to, Acts of God, flood, earthquake, casualty, war, act of public enemy, riot, terrorism, insurrection, embargo, or regulation or order of any government, government agency or subdivision thereof. In the event of any such delay or failure the affected party shall notify in writing the other party within seven days from the time the affected party knew, or should reasonably have known, of the force majeure event. The performance of the affected party shall be deemed suspended so long as and to the extent that any such force majeure event continues, provided however that (i) after sixty days of such suspension the other party may terminate without liability such of its obligations hereunder as are affected by the said delay or failure and (ii) the scheduled completion date of any Model shall not be extended more than a cumulative sixty days pursuant to the provisions of this Section 21.13.

21.14	Survival. The rights or obligations of the parties set forth in Sections 8.1, 13, 14, 15, 16, 17, 19, 20.3, 20.4, 20.5, 20.7, 20.9, 20.10, 21.2, 21.3, 21.7, 21.10, 21.11, and this Section 21.14 shall continue after termination remain in effect until they are completed or otherwise satisfied. In the event that any Exclusive Supply Period for any Agreed Improved Design extends beyond the effective date of termination or non-renewal of this Agreement (other than termination by Customer pursuant to Section 10.6), then all other provisions of this Agreement which have not been completed or otherwise satisfied also shall be deemed to remain in effect until expiration of any such Exclusive Supply Period.

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

21.15	Financial Statements. During the term of this Agreement, Plextek shall provide to Customer true and correct copies of each of the following:

i.	Plextek’s quarterly and annual financial statements promptly following their completion (and in any event within 45 days after the end of each calendar quarter), which shall be accompanied by a written representation by a duly authorized senior officer of Plextek that such financial statements are true and correct in all material respects to Plextek’s best knowledge,

ii.	Plextek’s annual financial statements certified by a recognized chartered accountant promptly following their completion (and in any event within 120 days after the end of each fiscal year), which shall be accompanied by a written representation by a duly authorized senior officer of Plextek that such financial statements are true and correct in all material respects to Plextek’s best knowledge, and

iii.	A 24-month forecast of Plextek’s profit and loss statements, cash flows, and balance sheets not later than 45 days following the end of each calendar quarter, which shall be accompanied by a written representation by a duly authorized senior officer of Plextek that such forecast has been prepared in good faith based upon reasonable assumptions consistent with past practices.

21.16	Financing Arrangement. Prior to Production Inception, Plextek and Customer will work together to identify a mutually acceptable financing arrangement for Plextek, as set forth in Exhibit D to this Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be executed and acknowledge that they have read and understood this Agreement.

PLEXTEK LIMITED		LOJACK OPERATING COMPANY, L.P.

		BY:	LOJACK CORPORATION, ITS GENERAL PARTNER

Signature:	/s/ C. R. Smithers	Signature:	/s/ Joseph F. Abely
Name:	Dr. Colin R. Smithers		Joseph F. Abely, Authorized
Officer
Title:	Managing Director
Date:	29th Dec 2003	Date:	Dec 29, 2003

Address for Notices:		Address for Notices:
Plextek Limited London Road Great Chesterford Essex, CB10 1NY UK Attention: Company Secretary Phone: 44-179-953-3200 Fax: 44-179-953-3201		LoJack Corporation Westwood Executive Center 200 Lowder Brook Drive Suite 1000, Westwood, MA 02090 USA Attention: Keith Farris, CFO Phone: [781] 251-4700 Fax: [781] 251-4655

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit A

[Intentionally Omitted]

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit B

Schedule of Payments for

Product Development, Tooling and Testing Equipment

Wideband LJU5 and Narrowband LJU5

Scheduled Payment Date	US Dollar Amount		Milestone Requirement
January 2, 2004	**	•	Advance on product development

February 2, 2004	**	•	Deliver updated project plan and draft design verification test plan.

		•	Deliver short list of potential contract manufacturers and schedule of initial factory visits

March 1, 2004	**	•	Complete all initial factory visits with representatives from Customer

		•	Deliver short list of potential contract manufacturers with summary terms, pricing, and pros and cons of the alternative

April 1, 2004	**	•	Deliver software architecture design document

		•	Deliver hardware design document

		•	Delver final contract manufacturer recommendation with appropriately detailed supporting justification, and alternatives

May 3, 2004	**	•	Deliver hardware version 1 PCB layout for evaluation

		•	Deliver mechanical designs – 3D CAD drawings; and proceed to prototype

		•	Contract manufacturer selection complete

		•	Deliver test system architecture design document

June 1, 2004	**	•	Hardware version 1 prototype of both Narrowband (1 off) and Wideband (1 off) units available for evaluation

		•	Plextek and Customer complete test system design review

July 1, 2004	**	•	Creation of resolution plan that is reasonably satisfactory to Customer for each material issue identified in the performance of hardware version 1 prototype

		•	Hardware version 2 prototype of both Narrowband (2 off) and Wideband (2 off) units available for evaluation

August 2, 2004	**	•	Creation of resolution plan that is reasonably satisfactory to Customer for each material issue identified in the performance of hardware version 2 prototype

		•	Test system available for alpha and beta factory builds

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

September 1, 2004	**	•	Initial software release to SQA

October 1, 2004	**	•	Test system integrated in factory for alpha and beta factory builds

November 1, 2004	**	•	Alpha units available for external evaluation

December 1, 2004	**	•	Resolution to Customer’s reasonable satisfaction of each material issue identified in the performance of the alpha units

		•	Beta units available for shipment

		•	Test system approved by Customer

		•	Obtain FCC and ETSI Type approvals

January 2, 2005	**	•	Acceptance of both Models by Customer (Note: see below for provisions relating to acceptance of the Models)

		•	Demonstration of ability to produce units at a run rate of at least ** units/month
Total	**

•	Customer will pay for actual development costs for labor, expenses and materials up to an aggregate maximum of $** in accordance with the timeline set forth above, subject in each case to achievement of the milestones set forth next to the payment to be made. In the event any such milestone is not achieved prior to the date specified for payment, then such payment will be delayed until such date as the milestone shall have been completed. All expenses will be supported by invoices reflecting hours, hourly rates (as agreed), and any third party charges.

•	Customer will pay third party charges (without mark-up and subject to receipt of copies of invoices from such third parties for such charges) for tooling and test equipment necessary for production of the Models; provided that the maximum amount for tooling and test equipment will not exceed $**. Customer will own all tooling and test equipment.

•	Customer agrees to provide Plextek on or before January 2, 2004, a deposit of $ ** to be used for the purchase of tooling and test equipment necessary for the production of the Models.

•	Acceptance. Completion of Product Development and payment of the final instalment of the development fees shall be contingent upon Customer’s reasonable satisfaction that each of the Models fully complies with the relevant Specifications referenced in Section 4.1. Set forth below is the process by which Customer shall make such determination:

•	Plextek shall inform Customer of its readiness for testing of each of the Models on the date Plextek determines in good faith that it has completed development of such Model (the “Provisional Completion Date” for such Model).

•	Within forty-five (45) days after the Provisional Completion Date, Customer shall perform such tests as may be reasonably necessary to determine whether such Model substantially conforms to its Specifications (the “Acceptance Tests”). Customer will use

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

good faith efforts to provide interim notifications as soon as practicable of non-conformities to the Specification that Customer identifies prior to completion of the Acceptance Tests.

•	If the Acceptance Tests establish that such Model does not substantially conform to its Specifications, Customer shall promptly notify Plextek in writing and shall provide Plextek with all Acceptance Tests and supporting data that establish such non-conformance (collectively, the “Model Rejection”).

•	Plextek shall make whatever modifications to such Model, as Plextek deems reasonably necessary to cure the identified non-conformance to such Model’s Specifications.

•	Retesting of such Model by Customer and continued modification by Plextek shall continue as described herein until the earlier to occur of: (i) the date such Model is deemed “Accepted” by Customer, or (ii) the date Customer terminates this Agreement in accordance with its terms. Customer will perform each retest as soon as practicable and in any event within 10 days after receipt of each corrected Model from Plextek.

•	Each Model shall be deemed “Accepted” by Customer upon the earlier to occur of: (i) the date Customer agrees in writing that such Model fully complies with its Specifications, or (ii) the sixty-first (61st) day following the Provisional Completion Date for such Model if Customer has not provided Plextek with a Model Rejection prior to such date.

•	To the extent that Customer fails to complete its Acceptance Tests and/or its retests within the prescribed time periods, the number of excess days utilized by Customer shall be added to the scheduled date for completion of Product Development for purposes of the Incentive and Penalty Amount provision of this Exhibit B.

•	Incentive and Penalty Amounts.

•	If the project is delayed or completed ahead of schedule, then a penalty or incentive payment will be applied.

•	The determination of the number of days by which the project is completed early or late for purposes of computing the incentive or penalty amount shall be made based upon the date when beta units for each of the Models are available for shipment compared to December 1, 2004; provided, however, that in order to earn the incentive payment, Product Development also must have been completed no later than January 2, 2005.

•	Product Development shall be deemed completed for purposes of this paragraph on such date when (i) each of the Initial Models shall have been Accepted by Customer, and (ii) Plextek shall have demonstrated the ability to produce units of either Model at a run rate of at least ** units/month.

•	If Product Development is completed after January 2, 2005, the number of days by which the project is delayed shall be computed from December 1, 2004 even if beta units are available for shipment on or before such date.

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

•	The penalty or incentive payment will be equal to the following, and will be paid by adjusting the Per Unit cost for the first ** units by the following amounts depending on the date Product Development is completed for both the Initial Models:

Completion Date for Both Initial Models	Incentive Payment	Penalty Amount	Unit Price Adjustment
Early by > 30 days	**	**	**
On time to <= 60 days early of scheduled completion date	**	**	**
Late by <= 90 days	**	**	**
Late by > 90 days, and <= 120 days	**	**	**
Late by > 120 days, and <= 150 days	**	**	**
Late by > 150 days	**	**	**

In the event Product Development for either of the Initial Models is completed later than 150 days after its scheduled completion date, then Customer shall have the right to terminate this Agreement by delivering written notice of termination to Plextek, which notice shall be effective upon delivery (or later if so indicated by Customer in such notice). Immediately following delivery of such notice, Plextek shall refund to Customer $ ** without offset, or any other reduction, or defence of any kind. Plextek shall remain obligated to repay any loan amounts in accordance with its terms.

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit C

Unit Pricing

for

Wideband VLU5 and Narrowband VLU5

•	Unit Price: For each Model, Plextek shall charge Customer a dollar amount per unit (the “Unit Price”) equal to the lesser of (i) the Maximum Price or (ii) the Formula Price. Unit Price shall be subject to adjustment for cost savings and any initial unit premium described below.

•	The “Maximum Price” shall be based upon the projected aggregated unit volume for the Models over a twelve-month period. The parties agree that (i) the Maximum Price for Wideband Models shall by $ **, and the Maximum Price for Narrowband Models shall be $ **at an aggregate twelve-month unit volume for all Models of ** units, (ii) the Maximum Price for Wideband Models shall not exceed $ **, and the Maximum Price for Narrowband Models shall not exceed $ ** at an aggregate twelve-month unit volume for all Models of ** units, assuming an equal split of volume between the Wideband Models and Narrowband Models, and (iii) the Maximum Price for volumes between ** and ** units shall be on an agreed pricing curve. The parties shall establish a complete volume variable schedule of Maximum Prices (the “VVP Schedule”) as soon as practicable and in any event at least 120 days prior to Production Inception. At the outset of each twelve-month period commencing on Production Inception (each such period a “Planning Year”), Customer will designate the projected Maximum Price applicable to each Model based upon Customer’s projected unit volume during such Planning Year. At the end of such Planning Year, the parties will review the actual purchases made by Customer and determine the actual Maximum Price that should apply by Model for such Planning Year. If the actual Maximum Price is different from the projected Maximum Price, the parties shall calculate any applicable changes in the Unit Price. If the foregoing results in a change in the Unit Price for one or more of the Models for such Planning Year, then the parties shall determine the amount of over-payment or under-payment by Customer with respect to such period and the parties will settle the same within 30 days of the final determination of the amount payable by means of cash payment either by Customer to Plextek (for any under-payment amount) or by Plextek to Customer (for any over-payment amount).

•	The Maximum Price shall be inclusive of any amounts chargeable per unit for third party intellectual property rights as set out in section 14.4.

•	The Formula Price shall be that price determined by the following formula:

•	Formula Price = (Total Product Cost)/(1-Gross Margin %), where

•	Total Product Cost is equal to the sum of the following directly attributable costs for the applicable Model:

•	Bill of materials

•	Manufacturing

•	Transport and insurance

•	Gross Margin % is equal to ** %

•	In the event there are unexpected industry-wide material occurrences outside Plextek’s reasonable control, that would put in jeopardy Plextek’s ability to continue to perform under this Agreement as a going concern, then the parties will negotiate in good faith a mutually acceptable resolution on a case-by-case basis.

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

•	Cost Savings: The parties will agree on the applicable Total Product Cost for each Model on the date such Model goes into commercial production. To the extent that Plextek identifies savings in Total Product Cost compared with the applicable Total Product Cost for a particular Model as of the date such Model goes into commercial production (which savings are the direct result of significant effort or expense by Plextek, rather than from component cost reductions or other efficiencies derived without Plextek’s significant effort or expense), then Plextek and LoJack will share the savings as follows:

•	Deduct 100% of the realized savings per unit from Total Product Cost for the applicable Model.

•	Increase the Unit Price by the dollar amount equal to up to 50% of the realized savings per unit until such point as the Unit Price payable to Plextek for such Model results in Plextek generating a gross margin percentage of 25% (the “Target Margin”), where gross margin percentage is equal to the quotient of (x) Unit Price less Total Product Cost, divided by (y) Unit Price. Once the Target Margin is achieved, the proportion of such realized savings included in the Unit Price shall be reduced in such a way as to cap the actual gross margin percentage for such Model at the Target Margin.

•	Regardless of the foregoing, in no event will the price paid by LoJack exceed the Maximum Price plus the Initial Unit Premium plus any Unit Price Adjustment due to achievement by Plextek of any Product Development incentive payment in accordance with Exhibit B.

•	Multi-frequency Wideband Variant. The current target Unit Price for the Multi-frequency Wideband Variant is not in excess of $ ** /unit at an annual volume of ** units over a 3-year period assuming aggregate production of all Models at an annual rate of ** units. Plextek agrees to provide Customer with a volume variable pricing schedule for the Multi-frequency Wideband Variant within sixty days of the date of execution of this Agreement.

•	Initial Unit Premium: The Unit Price determined in accordance with the foregoing shall be increased by $ ** per unit for the initial ** units. In the event that total development expenses actually incurred by Plextek (exclusive of tooling and testing equipment) for the Initial Models (exclusive of expenses associated with development of a Multi-frequency Wideband Model) are less than $ ** then the Initial Unit Premium shall be reduced by the quotient of (x) the amount by which such expenses are less than $ **, divided by (y) **. Plextek agrees to determine the dollar amount expended at its currently prevailing hourly rates for comparable work, less 15%. Plextek agrees to provide Customer (and its auditors if requested by Customer) with reasonable access to such records as are reasonably necessary for Customer to verify compliance with this provision.

** THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit D

Financing Arrangements

Plextek and Customer will work together to identify a mutually acceptable financing arrangement for Plextek from one of the following financing sources:

•	Up to $1,423,000 principal amount from either a 3rd party financial institution or from the 3rd party contract manufacturer selected to produce the Models; Customer and Plextek will share the interest expense 50/50 on the amount borrowed for up to 24 months, with Plextek bearing 100% responsibility thereafter; documentation and terms shall be subject to Customer’s approval, such approval not to be unreasonably withheld or delayed; or

•	Up to $1,423,000 principal amount from Customer in accordance with the following terms (subject to approval of Customer’s board of directors, which approval has not been obtained prior to execution of this Agreement and which may be withheld by Customer’s board of directors in its sole discretion):

Borrowings. Plextek shall have the right to borrow from Customer up to $350,000 during each calendar quarter during 2004; provided, however, that Customer’s obligation to fund each borrowing shall be conditioned upon the following: (i) that Plextek is not then in breach of any of its obligations under this Agreement or any of the borrowing documentation with Customer, (ii) that development of the Models has not become materially delayed, (iii) that Plextek is not then insolvent, is not then in bankruptcy (or similar) proceedings, or has not made an assignment for the benefit of creditors, or (iv) that Plextek is not in default of its obligations to any of its material creditors:

Interest. Plextek will pay interest on the amount borrowed to Customer at the following rates (interest paid currently):

•	First 13 months from contract signing: 12%

•	Next 6 months: 14%

•	Next 5 months: 16%

Repayment: Plextek will repay the loan as follows:

•	Beginning at the end of month 16, monthly payments of at least 1/12 of the outstanding principal amount at the time of Production Inception

•	Beginning at the end of month 22, monthly payments of at least 1/6 of the outstanding principal amount at the time of Production Inception, with all amounts repaid by the end of month 24

•	Plextek shall have the right to prepay any amounts outstanding at any time.

Note, Documentation and Security Interest:

•	All borrowings shall be evidenced by a secured promissory note in form and substance satisfactory to Customer.

•	Repayment of all outstanding principal and interest shall be secured by a perfected security interest in all of Plextek’s assets, second in priority only to the existing bank loan of approximately ** British pounds sterling.

•	Plextek agrees to execute such documentation and make such filings as are reasonably requested by Customer in order to evidence the borrowings, security interest, and perfection thereof described above.